Supertex Profit-Sharing Bonus Incentive Plan

I.  Purpose

Supertex, Inc. (“the Company”) maintains a Profit-Sharing Bonus Incentive Plan (the “Plan”)  as a part of its total compensation package for employees. The Plan is a discretionary incentive plan to encourage employees to perform to the best of their ability and to continue their employment with the Company.

II.  Plan Accrual

         The Plan is funded by an accrual each fiscal half-year of up to 10% of operating profit before taxes and other adjustments.   To the extent the amount accrued in any fiscal half-year is not distributed, it is carried over for potential distribution in the future.  The Management determines the amount of the accrual each fiscal half-year and whether unusual events or transactions, including asset sales or write-offs, will be included within operating profit.

III.  Plan Components

Funds accrued in the Plan are allocated into three parts: (1) Company matching contributions to the 401(k) plan (as of 2010 up to approximately $1,000 per employee); (2) a sum to enable the Company to sponsor functions and activities intended to boost employee morale as well as to cover other expenses benefitting employees; and (3) bonus incentive distributions to employees for their performance in the relevant half-year and their continued loyalty to the Company; with any unallocated balance of the accrual carried over for potential use in the future along with any unspent allocated amount.

A.  401(k) Match

           The 401(k) match is typically made at the end of each fiscal quarter in an amount determined and allocated among Company 401(k) plan participants as provided in the Company’s 401(k) plan.

B.  Employee Morale Sum

The sum for employee morale is typically a relatively small component of the Plan and is either distributed to employees or spent by the Company on behalf of the employees.  This sum may be allocated among various departments or subgroups who have made superior contributions.  The amount and allocation of this sum is determined by the management.

           C.  Bonus Incentive Distributions

In a typical year, the largest Plan component is the bonus incentive distribution.  The Executive Compensation Committee members have discussions with the CEO and determine the amount of the accrued funds in the Plan to be used for bonus incentive distributions and the percentage of this amount to be distributed to the executive officers as a group.  The amount distributed to all executive officers as a group generally has been in the range of 25% to 35% of the total bonus incentive distributions, typically being higher in the range for a highly profitable period and lower in less profitable period.  Distributions typically occur around mid-December and mid-June after the respective Board of Director Compensation Committees approve the subpool allocations as described below and the resulting distributions.

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1.  Bonus Points

The Company believes that the level of profits it achieves is dependent upon the performance of each employee. Therefore, high performing employees will receive higher bonus incentive distributions relative to their position level and ranking, while non-performers will not receive a distribution.  Accordingly, the Company awards bonus points to each employee and the profit-sharing bonus incentive is distributed among non-officer employees in one sub-pool, and among officers in another sub-pool, based on their respective bonus points.  The Company utilizes a formula to determine bonus points, which includes as primary factors employment grade level, seniority with the Company per the vesting schedule described below, and employee performance including attendance.  Managers evaluate the employees reporting to them in order to determine their performance ranking.  Management also nominates a certain number of “Key” non-officer employees, typically ten (10), for their outstanding performance during the period.  The “Key” employees’ points are increased through use of a multiplier factor greater than one.

2.  Vesting

In order to be eligible for a bonus incentive distribution, an employee must have been a regular, full time employee for at least three full months during the relevant fiscal half-year and must so remain at the time the distribution is paid.  An employee vests 12.5% for each full three-month period of full-time employment and the vesting percentage is determined at the end of the relevant fiscal half-year.  As an example, if an employee completes at least three months but less than six months of full-time employment during the employee’s initial profit-sharing period, the employee receives 12.5% of what would otherwise be the employee’s distribution (one-eighth). During the second six month period, the employee receives 37.5% of what would otherwise be the employee’s distribution (three-eighths), and so on until the employee is vested 100%.

3.  Point Allocation Approval

a. Non-Officers

In December and June each year, after all the bonus points are tallied for non-executive employees, the Board of Directors Compensation Committee determines a dollar multiplier to the bonus points by dividing the applicable sub-pool by the aggregate points.  The resulting proposed distribution is reviewed and, after any suggested modifications are made, approved by the Compensation Committee.

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b.Officers

The Board of Directors Executive Compensation Committee members determine the performance ranking of the CEO and, with input from the CEO, the performance ranking of the other executive officers. The Company management then generates a proposed distribution of the applicable sub-pool which the Executive Compensation Committee considers and, after any suggested modifications are made, ultimately approves.

IV.  Other Terms and Conditions

The Board of Directors in its sole discretion may change any aspect of the Plan or terminate the Plan at any time without notice.  Nothing in the Plan alters the at-will nature of employment at Supertex.  The Company and the employee are free to terminate employment at any time, with or without cause and with or without notice.

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